UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2003

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14768	NSTAR	04-3466300
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Item 7.  Financial Statements and Exhibits

(c) Exhibits.

Filed herewith as Exhibit 99 are Condensed Consolidated Statements of Income for the quarters ended March 31, 2003 and 2002,  Condensed Consolidated Balance Sheets at March 31, 2003 and December 31, 2002 and first quarter energy sales data for NSTAR.

Item 9.  Regulation FD Disclosure

The following information is furnished pursuant to Item 12, "Results of Operations and Financial Condition" of Form 8-K and is being presented under Item 9 of Form 8-K in accordance with SEC Release Nos. 33-8216 and 34-47583.

On May 1, 2003, NSTAR issued the following press release.

Contact:
Name:  John Gavin or Phil Lembo
Phone:  (781) 441-8338

For Immediate Release	May 1, 2003

NSTAR Reports First Quarter Results for 2003

Boston, MA -- NSTAR (NYSE: NST) today reported earnings available for common shareholders of $42.3 million, or $0.80 and $0.79 per basic and diluted common share, respectively, for the first quarter of 2003, compared to $34.3 million, or $0.65 and $0.64 per basic and diluted common share, respectively, for the same period in 2002.

The increase in earnings per share for the quarter was primarily due to a 28% increase in gas sales and a 9% increase in retail electric sales.  The improved sales performance reflects the impact of colder than normal weather conditions this year compared to milder than normal weather conditions in the first quarter of 2002.  Heating degree days for the current quarter were 27% greater than last year.  The positive impact of NSTAR’s sales performance was offset, in part, by higher pension and postretirement benefits expense.

Chairman, President and Chief Executive Thomas J. May said, “We are off to a good start in 2003 from both a financial and operational perspective.  Despite the heavy snow and frigid temperatures the region experienced during the first quarter, our employees responded to the challenge of keeping the lights on and the gas flowing.  Their efforts have kept NSTAR on track to meet aggressive service quality performance standards that we established to serve our customers.”  NSTAR’s strong service quality performance thus far in 2003 follows a year in which service reliability was the best it has been in a decade, May added.

Management maintains its previous guidance for earnings for the year 2003 at a range of
$3.35 - $3.45 per basic share.

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Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of $2.7 billion and assets of $6 billion that serves approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and 300,000 gas customers in 51 communities.  NSTAR’s retail utility subsidiaries are Boston Edison Company, Commonwealth Electric Company, Cambridge Electric Light Company and NSTAR Gas Company.  NSTAR’s three retail electric companies operate under the brand name “NSTAR Electric.”  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

Recent Events

On April 16, 2003, NSTAR’s utility subsidiaries submitted a request to the Massachusetts Department of Telecommunications and Energy (MDTE) for approval to establish a reconciliation adjustment mechanism to provide for the recovery of costs associated with NSTAR’s obligation to provide its employees with pension benefits and postretirement benefits other than pensions (PBOPs).  NSTAR has requested that the MDTE approve the reconciliation adjustment mechanism by August 1, 2003.  NSTAR cannot determine the timing and ultimate outcome of this request.

More detailed information on this filing is included in NSTAR's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2003.

Webcast

Please note that we are planning to webcast a presentation at the American Gas Association’s Financial Forum in Scottsdale, Arizona on Monday, May 5, 2003 at 6:15 PM (Eastern Standard Time).   To access this webcast go to www.nstaronline.com, click on “Financial Info” then “Calendar of Events” and follow the instructions.  Copies of the presentation will be distributed at the meeting.

Forward-Looking Statements

This earnings release contains management’s guidance, which constitutes forward-looking statements.  Such statements involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management.  Future performance is likely to vary.   Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes and other matters; changes in prices of electricity and gas; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  These statements are based on the current expectations, estimates, or projections of NSTAR’s management and should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

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Comparative unaudited results for the first quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended March 31:	2003	2002	% Change
Operating revenues	$763,555	$705,228	8.3%
Net income	$42,828	34,794	23.1%
Preferred dividends	$490	$490	-
Earnings per share
Basic	$0.80	$0.65	23.1%
Diluted	$0.79	$0.64	23.4%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,312	53,256	0.1%
Dividends declared per common share	$0.54	$0.53	1.9%

Twelve months ended March 31:	2003 (b)	2002 (c)	% Change
Operating revenues	$2,749,900	$3,051,561	(9.9)%
Net income	$171,701	$170,251	0.9%
Preferred dividends	$1,960	$4,627	(57.6)%
Earnings per share:
Basic	$3.20	$3.12	2.6%
Diluted	$3.18	$3.11	2.3%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,312	53,250	0.1%
Dividends declared per common share	$2.14	$2.09	2.4%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2003.

(b) Results for the twelve-month period ended March 31, 2003 include total impairment charges related to NSTAR’s investment in RCN Corporation of $37.3 million, or $0.70 per basic share, recorded in the second and fourth quarters of 2002, offset in part by a deferred tax benefit of $19.6 million, or $0.37 per basic share, recorded in the fourth quarter of 2002, related to the RCN investment.

(c) Results for the twelve-month period ended March 31, 2002 include an after-tax charge of $4.9 million, or $0.09 per share, related to the shutdown of a district energy facility.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NSTAR
(Registrant)
Date: May 1, 2003	By:	/s/ R. J. WEAFER, JR
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer